Exhibit 99.1

SPY Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

PH: (760) 804-8420

FX: (760) 804-8442

www.spyoptic.com

SPY INC. ANNOUNCES INVESTOR CONFERENCE CALL AND PRELIMINARY SALES ESTIMATES FOR THE QUARTER ENDED JUNE 30, 2012

For Immediate Release: July 25, 2012

CARLSBAD, Calif.-SPY Inc. (OTCBB: XSPY) today announced the date of its quarterly investor conference call to be on Thursday, August 16, 2012, at 1:30 p.m. PDT and also provided its preliminary sales estimates for the quarter ended June 30, 2012.

Preliminary net sales estimates for the quarter ended June 30, 2012 are anticipated to be approximately $9.5 million, an increase of $0.5 million or 5%, compared with total net sales of $9.0 million for the quarter ended June 30, 2011.

Preliminary sales estimates of core SPY® brand products for the quarter ended June 30, 2012 are anticipated to be approximately $9.3 million, an increase of $1.1 million or 13%, compared with core SPY® brand sales of approximately $8.2 million during the quarter ended June 30, 2011. Preliminary estimates of other sales were approximately $0.2 million during the quarter ended June 30, 2012, consisting of licensed brand products which are no longer a focus of the Company, compared with licensed brand product sales of approximately $0.8 million during the quarter ended June 30, 2011.

"We are pleased to have achieved our 5th consecutive quarter of year over year growth of our core SPY® brand products, including preliminary SPY® brand product growth estimates of 17% in the first half of 2012 compared to the first half of 2011," said Michael Marckx, President and CEO.

SPY Inc. invites you to join an investor conference call on Thursday, August 16, 2012, at 1:30 p.m. PST. The dial-in number for the call in North America is 1-800-901-5217 and 1-617-786-2964 for international callers. The participant pass code is 73916416. The call will also be webcast live on the Internet and can be accessed by logging on at investor.spyoptic.com.

The webcast will be archived on the Company's website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning approximately two hours after the completion of the call on August 16, 2012. The audio replay dial-in number for North America is 1-888-286-8010 and 1-617-801-6888 for international callers. The replay pass code is 10892282.

SPY Inc.:

We design, market and distribute premium products for hard core participants in action sports, motorsports, snow sports, cycling and multi-sports markets, which embrace their attendant lifestyle subcultures, crossing over into more mainstream fashion, music and entertainment markets. We believe a principal strength is our ability to create distinctive products for active people within the youthful demographics of these subcultures. Our principal products - sunglasses, goggles and prescription frames - are marketed under the SPY® brand. During 2011 and 2010, we also designed, manufactured and sold eyewear under the O'Neill®, Melodies by MJB® and Margaritaville® brands. In 2011, we decided to cease any new purchase orders of additional inventory for these licensed eyewear brands and do not expect any significant sales from these brands in the future.

Safe Harbor Statement:

This press release contains the Company's current sales estimate for the quarter ended June 30, 2012. It is possible that final numbers for the quarter may differ materially. Except as required by law, we undertake no obligation to update this estimate.

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CONTACT:

Maddy Isbell, PR Manager

760-804-8420

Fax: 760-804-8442
investor.spyoptic.com